Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2021 (April 20, 2021 as to Note 23) relating to the financial statements of Endeavor Operating Company, LLC, and subsidiaries, appearing in Registration Statement No. 333-254908 on Form S-1, as amended, of Endeavor Group Holdings, Inc.

/s/ DELOITTE & TOUCHE LLP

New York, NY

April 29, 2021